Exhibit (e) (2)

MANAGEMENT CONTRACT

AGREEMENT dated December 4, 1970, between SB Partners, a limited partnership formed under the Partnership Law of the State of New York, having an office at 1345 Avenue of the Americas, New York, New York 10019 (the “Partnership”), and SMITH, BARNEY REAL ESTATE CORPORATION, a New York corporation (the “Managing Agent”).
1.   Paragraph 10 (b) of the Agreement of Limited Partnership (the “Partnership Agreement”) dated November 20, 1970, by and among Smith, Barney Real Estate Corporation, as General Partner, and Charles W. Kennard, as Limited Partner, specifically authorizes and empowers the General Partner, on behalf of the Partnership, to enter into a contract pursuant to which the Managing Agent will act as the managing agent of the Partnership in pursuance of the purposes of the Partnership set forth in paragraph 3 of the Partnership Agreement.

2.   Subject to the direction of the General Partner, the Managing Agent agrees to perform the following services for the Partnership:
a)	To find and negotiate the acquisition of suitable investments for the Partnership;
b)	To perform the day-to-day investment and administrative operations of the Partnership;
c)	To act as the investment adviser and consultant for the Partnership in connection with policy and investment decisions; and
d)	To prepare reports to the Partners as provided in paragraph 20 of the Partnership Agreement.

3.   In consideration for the services to be performed by the Managing Agent pursuant hereto, the Partnership agrees to pay to the Managing Agent an annual fee for each fiscal year of the Partnership equal to (x) 2% of the sum of the average daily Aggregate Capital Investment Account and the average daily Amortization Account of the Partnership and (y) ½ of 1% of the average daily Capital Cash Account of the Partnership. The fee shall be calculated and payable in quarterly installments.

4.   The Partnership shall pay all expenses of the Managing Agent incurred in the performance of services hereunder, including without limitation expenses of operation and administration, except for the costs of providing the office space and facilities referred to in the next paragraph which shall be borne by the Managing Agent. The Managing Agent shall deliver to the Partnership from time to time such evidence as the General Partner may reasonably request to support all claims by the Managing Agent for payment of its expenses.
5.   The Managing Agent shall make available, without cost to the Partnership, such office space and facilities as may be necessary or desirable for the operations of the Partnership.

6.   The Partnership is entering into this contract in reliance on the special capabilities of the Managing Agent. The rights and obligations of the Managing Agent hereunder shall be personal to it and may not be assigned, in whole or in part, by the Managing Agent without the prior written consent of the Partnership.

7.   The Managing Agent shall devote so much of its time to the performance of its obligations hereunder as in its judgment is reasonably required.

8.   The Managing Agent may engage in business ventures of any nature and description independently or with others, including but not limited to business of the character described in paragraph 3 of the Partnership Agreement (or any part thereof) and neither the Partnership nor any of the Partners shall have any rights in and to such ventures or the income or profits derived therefrom.

9.   The Managing Agent shall not be liable to the Partnership for any act or omission performed or omitted by it in good faith in the performance of services hereunder, but only for fraud, bad faith or gross negligence. The Partnership shall indemnify and save harmless the Managing Agent from any loss or damage incurred by it by reason of any act performed by it on behalf of the Partnership or in furtherance of its interests; provided that the foregoing shall not relieve the Managing Agent of liability for its fraud, bad faith or gross negligence.

10.   This agreement shall continue in effect until December 31, 1972 and thereafter for successive periods of one year each; provided, however, that either party may terminate this agreement as of December 31, 1972 or any December 31 thereafter by giving notice to the other party of its election to do so on or before the October 31 next preceding the December 31 as of which it is to be terminated.

11.   All terms used herein which are defined in Partnership Agreement shall have the same meaning herein of the Partnership Agreement.

12.   This agreement may not be changed or terminated orally.

IN WITNESS WHEREOF, the parties have executed this agreement.

SB PARTNERS
By SMITH, BARNEY REAL ESTATE CORPORATION
As General Partner

By            /s/James H. Levi
Executive Vice President

SMITH, BARNEY REAL ESTATE CORPORATION

By           /s/Thomas J. Gochberg
                                                                                Treasurer